Filed Pursuant to Rule 424(b)(2)

Registration Nos 333-133358

and 333-140106

PROSPECTUS

$160,000,000

COMMON STOCK

This prospectus will allow us to issue, from time to time in one or more offerings, up to $160,000,000 in the aggregate of our common stock. This means:

•	we will provide a prospectus supplement each time we issue common stock;

•	the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this prospectus; and

•	you should read this prospectus and any prospectus supplement carefully before you invest.

See “ Risk Factors” beginning on page 4 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

Our common stock is traded on the Nasdaq Global Market under the symbol “CVTX.” On January 18, 2007, the last reported sale price for our common stock on the Nasdaq Global Market was $13.90 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2007.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which they relate, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or securities are sold on a later date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “hope,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” “should,” “would,” “continue,” “seek,” “pro forma” or “anticipate,” or other similar words (including their use in the negative), or by discussions of future matters such as our future clinical or product development, conduct and timing of clinical studies, study results, regulatory review and approval of our products or product candidates, commercialization of our products, our financial performance, possible changes in legislation and other statements that are not historical.

Forward-looking statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference into this prospectus are set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated from time to time by our subsequent filings under the Exchange Act, and elsewhere in the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the Commission. The address of the Commission’s Internet site is www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the common stock. As permitted by the Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Commission, at the public reference facilities maintained by the Commission in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006;

•	Current Report on Form 8-K, filed with the Commission on January 18, 2006;

•	Current Report on Form 8-K, filed with the Commission on February 1, 2006;

•	Current Report on Form 8-K, filed with the Commission on February 2, 2006

•	Current Report on Form 8-K, filed with the Commission on February 10, 2006

•	Current Report on Form 8-K, filed with the Commission on March 1, 2006;

•	Current Report on Form 8-K, filed with the Commission on March 9, 2006;

•	Current Report on Form 8-K, filed with the Commission on March 24, 2006;

•	Current Report on Form 8-K, filed with the Commission on April 18, 2006;

•	Current Report on Form 8-K, filed with the Commission on April 25, 2006;

•	Current Report on Form 8-K, filed with the Commission on May 11, 2006;

•	Current Report on Form 8-K, filed with the Commission on June 1, 2006;

•	Current Reports on Form 8-K, filed with the Commission on June 13, 2006;

•	Current Report on Form 8-K, filed with the Commission on June 22, 2006;

•	Current Report on Form 8-K, filed with the Commission on July 11, 2006;

•	Current Report on Form 8-K, filed with the Commission on August 3, 2006;

•	Current Report on Form 8-K, filed with the Commission on August 16, 2006;

•	Current Report on Form 8-K, filed with the Commission on August 18, 2006;

•	Current Report on Form 8-K, filed with the Commission on September 25, 2006;

•	Current Report on Form 8-K, filed with the Commission on October 2, 2006;

•	Current Report on Form 8-K, filed with the Commission on October 11, 2006;

•	Current Report on Form 8-K, filed with the Commission on October 31, 2006;

•	Current Report on Form 8-K, filed with the Commission on November 3, 2006;

•	Current Report on Form 8-K, filed with the Commission on November 17, 2006;

•	Current Report on Form 8-K, filed with the Commission on November 22, 2006;

•	Current Report on Form 8-K, filed with the Commission on December 7, 2006;

•	Current Report on Form 8-K, filed with the Commission on December 21, 2006;

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-21643), filed with the Commission on October 30, 1996; and

•	the description of our Series A junior participating preferred stock contained in our Registration Statement on Form 8-A (File No. 000-21643), filed with the Commission on May 11, 2004.

We are also incorporating by reference all other reports that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement. The delivery of this prospectus together with a prospectus supplement relating to particular offered securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference into this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to CV Therapeutics, Inc., Attention: Investor Relations, 3172 Porter Drive, Palo Alto, California 94304 (telephone (650) 384-8500). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

RISK FACTORS

Before you decide whether to purchase any of our common stock, in addition to the other information set forth or incorporated by reference in this prospectus, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as the same has been and may be updated from time to time by our Quarterly Reports on Form 10-Q and other subsequent filings under the Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

THE COMPANY

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on the discovery, development and commercialization of new small molecule drugs for the treatment of cardiovascular diseases. We apply advances in molecular biology and genetics to identify mechanisms of cardiovascular diseases and targets for drug discovery.

Our company was incorporated in Delaware in December 1990, and in June 1992 we changed our name to CV Therapeutics, Inc. Our executive offices are located at 3172 Porter Drive, Palo Alto, California 94304, and our telephone number is (650) 384-8500. CV Therapeutics®, CVT®, the CV Therapeutics logo® and Ranexa® are our trademarks. All other service marks and all brand names or trademarks appearing in this prospectus are the property of their respective holders. We maintain a website located at www.cvt.com. Information contained on our website is not incorporated by reference into and does not form a part of this prospectus.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include funding commercialization of our approved products, product development and related clinical trials, product manufacturing, research and development, preparation and filing of new drug applications and other marketing approval applications, increasing our working capital, reducing our indebtedness, funding potential acquisitions of or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 180,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of January 18, 2007, there were 59,202,248 shares of common stock outstanding held of record by approximately 66 holders and no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. Upon our liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. Attached to and trading with each share of common stock are the rights to acquire our Series A junior participating preferred stock pursuant to our First Amended and Restated Rights Agreement dated as of July 19, 2000. Each share of common stock carries with it one right to purchase 1/100th of a share of our Series A junior participating preferred stock.

Preferred Stock

Of the 5,000,000 shares of preferred stock that we are authorized to issue, 1,800,000 shares are designated Series A junior participating preferred stock and are reserved for issuance pursuant to our Rights Agreement. Our board of directors may increase the number of shares designated as Series A junior participating preferred stock without further stockholder action. Under our Amended and Restated Certificate of Incorporation, our board of directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of our preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by our board of directors. The rights of the holders of each series of the preferred stock will be subordinate to those of our general creditors.

Warrants

We have four outstanding warrants to purchase shares of our common stock. The first warrant permits the holder to purchase 200,000 shares at an exercise price of $17.29 per share and is exercisable, in whole or in part, until the later of (i) April 1, 2013 if, but only if, at any time prior to April 1, 2008, the closing price of our common stock on the Nasdaq Global Market has not been more than $34.58 for each trading day during any period of twenty consecutive trading days, or (ii) April 1, 2008. The second warrant permits the holder to purchase 200,000 shares at an exercise price of $32.93 per share and expires on July 9, 2008. The remaining two warrants permit the holders to purchase an aggregate of 200,000 shares at an exercise price of $24.04 per share and are exercisable, in whole or in part, until the later of (i) January 19, 2016 if, but only if, at any time prior to January 19, 2011, the closing price of our common stock on the Nasdaq Global Market has not been more than $48.08 for each trading day during any period of twenty consecutive trading days, or (ii) January 19, 2011.

Delaware Law and Certain Charter Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Our Amended and Restated Certificate of Incorporation and Restated Bylaws also require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or by any person or persons holding shares representing at least 10% of the outstanding capital stock. Our Amended and Restated Certificate of Incorporation also provides for a classified Board and further provides that the affirmative vote of 66- 2/3% of our outstanding shares entitled to vote is required for our stockholders to remove our Board of Directors or any director serving on our Board of Directors without cause. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in our management.

Rights Agreement

Our Board of Directors adopted the Rights Agreement, pursuant to which one preferred share purchase right was issued as a dividend for each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A junior participating preferred stock at a price of $500.00 per one one-hundredth of a preferred share, subject to adjustment.

The rights would become exercisable when a person or group acquires 15% or more of our common stock or 10 business days after commencement or announcement of a tender or exchange offer that would result in such ownership. After the rights become exercisable, the holder of each right, other than the person or group acquiring 15% or more of our stock, would be permitted to purchase, for the exercise price, shares of our common stock having a market value of twice the exercise price. The rights will expire on February 1, 2009, unless earlier redeemed or exchanged by us.

If, after the rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price.

Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per share of common stock. Each preferred share will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 100 times the amount of consideration received per share of common stock. These rights are protected by customary anti-dilution provisions. The preferred shares rank junior to any other series of our preferred stock.

PLAN OF DISTRIBUTION

General

We may sell the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades, equity lines of credit or a combination of these methods. We may sell the common stock (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the common stock from time to time in one or more transactions at:

•	a fixed price or prices that may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may solicit directly offers to purchase the common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our common stock.

If we utilize a dealer in the sale of the common stock being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the common stock being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the common stock to the public. In connection with the sale of the common stock, we, or the purchasers of common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions, block trades and equity lines of credit, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq Global Market. To facilitate the offering of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

Equity Line of Credit

On April 18, 2006, we entered into what is sometimes termed an equity line of credit arrangement with Azimuth Opportunity Ltd., or Azimuth. Specifically, we entered into a Common Stock Purchase Agreement with Azimuth, which provides that, upon the terms and subject to the conditions set forth therein, Azimuth is committed to purchase up to $200,000,000 of our common stock, or the number of shares which is one less than twenty percent (20%) of the issued and outstanding shares of our common stock as of April 18, 2006, whichever occurs first, over the approximately 36-month term of the Purchase Agreement. From time to time ending on May 1, 2009, and at our sole discretion, we may present Azimuth with draw down notices constituting offers to purchase our common stock over 18 consecutive trading days or such other period mutually agreed upon by us and Azimuth. We are able to present Azimuth with up to 40 draw down notices during the term of the Purchase Agreement, with a minimum of five trading days required between each draw down period. Only one draw down is allowed in each draw down pricing period, unless otherwise mutually agreed upon by us and Azimuth.

Once presented with a draw down notice, Azimuth is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price for such draw down determined by us. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount ranging from 3.8% to 5.8%, based on our market capitalization. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Azimuth will not be required to purchase the pro-rata portion of shares of common stock allocated to that day. However, at its election, Azimuth could buy the pro-rata portion of shares allocated to that day at the threshold price less the discount described above.

The Purchase Agreement also provides that from time to time and at our sole discretion we may grant Azimuth the right to exercise one or more call options to purchase additional shares of our common stock during each draw down pricing period for the amount that we specify; provided, however, that unless otherwise mutually agreed upon between us and Azimuth: (1) each such amount that we specify must be for a minimum of $50,000, (2) the aggregate of all such amounts that we specify during a draw down pricing period may not exceed $15,000,000 and (3) the amount of proceeds we receive by a call option on any given trading day in a draw down pricing period may not exceed $1,500,000. Upon Azimuth’s exercise of the call option, we would sell to Azimuth the shares of our common stock subject to the call option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Azimuth notifies us of its election to exercise its call option or the threshold price for the call option determined by us, less a discount ranging from 3.8% to 5.8%, based on our market capitalization.

In addition to our issuance of shares of common stock to Azimuth pursuant to the Purchase Agreement, the registration statement of which this prospectus forms a part also covers the sale of those shares from time to time by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Azimuth has informed us that, unless it notifies us that it will use a different broker-dealer and we have filed a prospectus supplement, it will use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the Nasdaq Global Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Azimuth has informed us that each such broker-dealer will receive commissions from Azimuth which will not exceed customary brokerage commissions. Azimuth also will pay other expenses associated with the sale of the common stock it acquires pursuant to the Purchase Agreement.

The shares of common stock may be sold in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Azimuth has agreed that prior to, during the term of and for a period of ninety (90) days after the termination of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice. Azimuth has agreed that during the periods listed above it will not enter into a short position with respect to shares of our common stock except that Azimuth may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Azimuth covers any such sales with the shares purchased pursuant to such draw down notice. Azimuth has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of our common stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the prior two sentences. Azimuth also has agreed that its sales of our common stock on any trading day will not represent more than 20% of the total trading volume of our common stock for that trading day.

In addition, Azimuth and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Azimuth or any unaffiliated broker-dealer. Under these rules and regulations, Azimuth and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

•	must furnish each broker which offers shares of our common stock covered by this prospectus with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock by Azimuth and any unaffiliated broker-dealer.

We have agreed to indemnify and hold harmless Azimuth, any unaffiliated broker-dealer and each person who controls Azimuth or any unaffiliated broker-dealer against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference in the registration statement of which this prospectus forms a part, or any omission or alleged omission to state in such registration statement or any document incorporated by reference in such registration statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon written information provided to us by Azimuth or any unaffiliated broker-dealer. We have paid Azimuth’s reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Azimuth in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement. We agreed to pay all reasonable fees and expenses incurred by Azimuth in connection with any amendments, modifications or waivers of the Purchase Agreement. Further, we have agreed that if we issue a draw down notice and fail to deliver the shares to Azimuth on the applicable settlement date, and such failure continues for ten trading days, we will pay Azimuth liquidated damages in cash or restricted shares of our common stock, at the option of Azimuth.

Azimuth has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, an untrue statement, alleged untrue statement, omission or alleged omission, included in this prospectus or any prospectus supplement or any amendment or supplement to this prospectus or any prospectus supplement in reliance upon, and in conformity with, written information furnished by Azimuth to us for inclusion in such prospectus or prospectus supplement, or any omission or alleged omission to state in such prospectus or any prospectus supplement or any amendment or supplement to such prospectus or any prospectus supplement a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information provided to us by Azimuth.

Upon each sale of our common stock to Azimuth under the Purchase Agreement, we have also agreed to pay Reedland Capital Partners, an Institutional Division of the Financial West Group, member NASD/SIPC, a placement fee equal to one fifth of one percent of the aggregate dollar amount of common stock purchased by Azimuth. We have agreed to indemnify and hold harmless Reedland Capital Partners against certain liabilities, including liabilities under the Securities Act.

On May 5, 2006, we sold an aggregate of 1,080,828 shares of our common stock to Azimuth under the Purchase Agreement at a price of approximately $18.50 per share. The total purchase price for all of these shares was $20,000,000.

On November 22, 2006, we sold an aggregate of 1,663,290 shares of our common stock to Azimuth under the Purchase Agreement at a price of approximately $12.024 per share. The total purchase price for all of these shares was $20,000,000.

LEGAL MATTERS

Certain legal matters with respect to the common stock offered hereby have been passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.